Exhibit 2.3
MATERIAL CHANGE REPORT
1.	Name and Address of Company

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario MSH 4B7

2.	Date of Material Change

August 9, 2005.

3.	News Release

A press release was issued by Inco Limited (“Inco”) in Toronto on August 9, 2005 through the facilities of Canada NewsWire.

4.	Summary of Material Change

Inco announced on August 9, 2005 the appointment of Robert D. J. Davies as Executive Vice-President and Chief Financial Officer of Inco effective November 1, 2005. Inco also announced that Farokh S. Hakimi, currently Executive Vice-President and Chief Financial Officer, will remain with Inco until early 2006 to assist in a smooth transition for Mr. Davies.

5.	Full Description of Material Change

Inco announced on August 9, 2005 the appointment of Robert D. J. Davies as Executive Vice-President and Chief Financial Officer of Inco effective November 1, 2005. Inco also announced that Farokh S. Hakimi, currently Executive Vice-President and Chief Financial Officer, will be leaving Inco to pursue other interests but will remain with Inco until early 2006 to assist in a smooth transition for Mr. Davies.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

For further information, contact Stuart F. Feiner at (416) 361-7680 (Executive Vice-President, General Counsel and Secretary).

9.	Date of Report

Dated August 9, 2005.